Exhibit 1

TRUSTEE'S FINAL DISTRIBUTION STATEMENT

To the Holders of:
Corporate Backed Trust Certificates, Series 2001-22
*CUSIP:	21988G718	Class	A-1
	21988GAU0	Class	A-2

In accordance with the Standard Terms for Trust Agreements, U.S. Bank Trust National Association, as Trustee, submits the following cash basis statement for the period ending June 1, 2007.

INTEREST ACCOUNT

Balance as of	December 1, 2006.....	$0.00
	Scheduled Income received on securities upon redemption by issuer on 6/1/2007.....	$2,392,779.38
	Unscheduled Income received on securities.....	$0.00
	Unscheduled premium received on securities upon redemption by issuer on 6/1/2007.....	$2,340,209.66

LESS:
	Distribution to Class A-1 Holders.....	-$2,185,643.25
	Distribution to Class A-2 Holders.....	-$2,547,345.79
	Distribution to Depositor.....	-$0.00
	Distribution to Trustee.....	-$0.00
Balance as of	June 1, 2007.....	$0.00

PRINCIPAL ACCOUNT

Balance as of	December 1, 2006.....	$0.00
	Scheduled Principal received on securities.....	$0.00
	Unscheduled principal payment received on securities upon redemption by issuer on 6/1/2007.....	$57,141,000.00

LESS:
Distribution to Class A-1 Holders.....		-$57,141,000.00
Balance as of	June 1, 2007.....	$0.00

UNDERLYING SECURITIES HELD AS OF	June 1, 2007

Principal Amount	Title of Security
$0.00	Washington Mutual Capital I 8.375% Subordinated Capital Income Securities due June 1, 2027
	*CUSIP:	989318AA9

U.S. Bank Trust National Association, as Trustee

*The Trustee shall not be held responsible for the selection or use of the CUSIP numbers nor is any representation made as to its correctness.  It is included solely for the convenience of the Holders.